            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                            PET-CON INDUSTRIES, INC.


         Pet-Con Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         First: That on August 24, 1999, the Board of Directors of the Corporation adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation and to take all proper and necessary action to obtain the approval of the proposed amendments by the requisite number of shareholders of the Corporation. The resolutions setting forth the proposed amendments by the Board of Directors of the Corporation are as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out Articles FIRST and FOURTH thereof and by substituting in lieu of said Articles the following new Articles:

                  FIRST: The name of the Corporation is Premier Classic
         Art, Inc.

                  FOURTH: (a) The total number of shares of Common Stock which the corporation shall have authority to issue is Fifty Million (50,000,000), par value One Mil ($.001) per share (the "Common Stock");
         (b) The total number of shares of Preferred Stock which the corporation shall have authority to issue is Ten Million (10,000,000) par value Two Mils ($.002) per share; (c) The 10,614,326 shares of Common Stock presently outstanding shall be reduced to 212,286 shares of Common Stock and such additional fractional shares of Common Stock as may be necessary to increase a fractional share to a full share by effecting a one for fifty reverse stock split (the "Reverse Stock Split") and such reduction in shares of Common Stock outstanding shall take effect on the date selected by the Board of Directors occurring within thirty
         (30) days after authorization by the shareholders and after the filing of a Certificate of Amendment of the Certificate of Incorporation with the state of Delaware (the "Certificate of Amendment"); (c) The 216,800 shares of Series A Preferred Stock, $.002 par value, presently outstanding and presently convertible into 2,439,000 shares of Common Stock (11.25 shares of Common Stock for each outstanding share of Series A Preferred Stock), as a result of the Reverse Split shall be convertible into 48,780 shares of Common Stock (.225 shares of Common Stock for each outstanding share of Series A Preferred Stock) and such additional fractional shares of Common Stock as may be necessary to increase a fractional share to a full share by effecting the Reverse Split.

         SECOND: That thereafter, the aforesaid proposed amendments to Articles FIRST and FOURTH to the Certificate of Incorporation of the Corporation were approved by shareholders action by written consent in lieu of a meeting, pursuant to Section 228 of the General Corporation Law of the state of Delaware by a majority of the shares entitled to vote. A total of 6,229,479 shares out of 10,600,376 shares took such action by written consent on August 24, 1999.



Dated: New York, New York
       August 24, 1999

                                                  Pet-Con Industries, Inc.


                                                  By:___________________________
                                                     James Cheatham, President


Attest:



_____________________________
Martin McDermott, Secretary

                                State of Delaware

                        Office of the Secretary of State




         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF RENEWAL OF "PET-CON INDUSTRIES, INC." FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 1999, AT 2:01 O'CLOCK P.M.


                                     [SEAL]






         [SEAL]                             ____________________________________
                                            Edward J.  Freel, Secretary of State
2264872 8100                                Signature
991541012                                   Authentication: 0144358
                                            Date: 12-15-99

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/06/1993
                                                             991338238 - 2264872

                                STATE OF DELAWARE
                             CERTIFICATE FOR RENEWAL
                             AND REVIVAL OF CHARTER


                  Pet-Con Industries, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

                  1.   The name of this corporation is Pen-Con Industries, Inc.

                  2. Its registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, Zip Code 19801, County of New Castle, the name and address of its registered agent is The Corporation Trust Company, Wilmington, DE 19801.

                  3. The date of filing of the original Certificate of Incorporation in Delaware was 3/4/1991.

                  4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28 day of Feb 1996, same being prior to the date of the expiration of this charter. This renewal and revival of the charter of this corporation is to be perpetual.

                  5. This corporation was duly organized and carried in the business authorized by the charter until the 1day of March A.D. 1996, at which time its charter became inoperable and void for non-payment of taxes and this certificate of renewal and revival is filled by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

                  IN TESTIMONY WHEREOF, and in compliance with the provisions of the Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, J.E. Cheatham, the last and acting authorized officer hereunto set his hand to this certificate this 13 day of August, 1999.

                                               By:______________________________
                                                        Authorized Officer

                                               Name: J.E. Cheatham
                                               Title: President

                                State of Delaware

                        Office of the Secretary of State




         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RENEWAL OF "PET-CON INDUSTRIES, INC." FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 1999, AT 2:01 O'CLOCK P.M.


                                     [SEAL]






                                      __________________________________________
                                      Edward J.  Freel, Secretary of State
                  [SEAL]              Signature
                                      Authentication: 0144357
2264872 8100                          Date: 12-15-99
991541012

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/06/1993
                                                             933405211 - 2264872


                           CERTIFICATE OF DESIGNATION

         PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                            PET-CON INDUSTRIES, INC.



         PET-CON INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, DOES HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the board Directors of Pet-Con Industries Inc. (the "Company") by Article Fourth of its Certificate of Incorporation, the Board of Directors of the Company adopted a resolution which establishes. designates and provides for the issuance of a series preferred stock, $0.002 par value, designated "Series A Convertible Preferred Stock", consisting of 300,000 shares, and establishes the designations, preferences, qualifications, privileges, limitations, conversion rights and other rights of the Company's Series A Convertible Preferred Stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Company by Article Fourth of the Certificate of Incorporation, the Board of Directors does hereby establish and designate and provide for the Issuance of a series preferred stock, $0.002 par value, designated "Series A Convertible Preferred Stock" (the "Preferred Stock"), consisting of 300,000 shares, and does hereby fix and determine the relative rights, powers ant preferences thereof to be as follows:

I.   Rights on Liquidation, Dissolution or Winding Up

     A. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its Stockholders, either from capital, surplus or earnings before any payment shall be made, to the holders of shares of the Company's Common Stock, the amount of $2.50 per share plus all accrued but unpaid dividends thereon and all interest due thereon. It, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock shall be insufficient to pay the holders of the Preferred Stock the full amounts to which they respectively shall be entitled pursuant to this Section 1. A., the holders of shares of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts that would be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

     B. In the event of any liquidation, dissolution or winding up of the Company, after payment have been made to the holders of shares of the Preferred Stock of the full amounts to which they shall have been entitled pursuant to the first sentence of Section I. A. hereof, the holders of shares of the Company's Common Stock shall have the exclusive right to Share in all remaining assets of the Company available for distribution to its stockholders, such remaining assets to be shared by the holders of shares of the Company's Common Stock on a pro rate basis.

II.  Voting

     A. On all matters presented to the holders of the Company's Common Stock, each holder of shares of the Preferred Stock shall be entitled to exercise such number of votes per share of Preferred Stock held by such holder as shall equal the number (including any fraction to one decimal place) of shares of Common Stock into which each share of Preferred Stock is convertible pursuant to Section III hereof on the date as of which a record of those entitled to vote is taken or, if no such record date is established, on the date such vote is taken. In the event such number of votes is not ascertained or not readily ascertained, each share of the Preferred Stock shall be entitled to 11.25 votes. Except as otherwise required by law or hereunder, holders of the Preferred Stock and the holders of the Common Stock shall vote as a single class on all such matters.

     B. The Company shall not, without the affirmative vote or consent of the holders of shares representing at least 60% of the shares of the Preferred Stock then outstanding, acting as a separate class:

        i) in any manner authorize or create any class of capital stock ranking, either as to payment of dividends or distribution of assets, prior to the Preferred Stock pari passu with the Preferred Stock,

        ii) in any manner alter or change the designations, powers, preferences or rights or the qualifications, limitations or restrictions of the Preferred Stock;

        iii)  declare or make any such dividend or distribution as described in
              Section IV hereof;

        iv)   liquidate the Company;

        v)    redeem or repurchase any Common Stock; or

        vi)   sell all or substantially all of the assets of the Company.

III. Conversion

     A. Each holder of shares of the Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert each share of Preferred Stock into 11.25 shares of fully paid and nonassessable shares of the Company's Common Stock; provided, however, that such Conversion ratio shall be subject to adjustment as set forth in Section Ill. C. hereof.

        The holder of any shares of the Preferred Stock may exercise the conversion right provided in this Section III. A. by delivering to the

        Company during regular business hours, at the Company's principal office (or at such other place as maybe designated by the Company), the certificate or certificates representing the shares to be converted, duly endorsed or assigned in blank or to the Company (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.

        Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein the 'Conversion Date." As promptly as practicable after the Conversion Date the Company shall issue and deliver to or upon the written order of such holder, at such office or to the place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section III. C. hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date unless the transfer books of the Company are closed on that date, in which event the person shall be deemed to have become a holder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate governing the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

     B. No fractional shares of Common Stock or scrip shall be issued upon conversion at shares of the Preferred Stock. If more than one share of Preferred Stock shall be surrendered or converted at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered, Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price (as defined in Section III. D.
        (iv) hereof) of a share of Common Stock multiplied by such fractional interests. Fractional interests shall not have been entitled to dividends, and the holders thereof shall not be entitled to any rights as stockholders of the Company in respect of such fractional interests.

     C. The Conversion Price shall be subject to adjustment from time to time as follows:

        (i) If the number of shares of Common Stock outstanding at any time after the Closing Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of Shares of Common Stock, then, immediately following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be adjusted in proportion to such increase in outstanding shares.

        (ii) If the number of shares of Common Stock outstanding at any time after the Closing Date is decreased by a combination of the outstanding shares of Common Stock, then, immediately following the record date for such combination, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be adjusted in proportion to such decrease in outstanding shares.

        (iii) If, at any time after the Closing Date, any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or from par value to no par value of from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person other than a consolidation or merger in which the Company is the continuing company and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, each share at the Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the Company resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales and other dispositions.

        (iv) All calculations under this Section III. C. shall be made to the nearest cent or to the nearest one-tenth of a share, as the case may be.

        (v) In any case in which the provisions of this Section III. C. shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon the conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and
              (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section III. B. hereof; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.


     D. In the event the Company shall propose to take any action of the types described in clauses (i), (ii) or (iii) of Section Ill. C. hereof, the Company shall give notice to each holder of shares of the Preferred Stock, in the manner set forth in Section III, D. hereof, which notice shall specify the record date, if any, with respect to any such action and the date is on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of share of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     F. For the purposes of this Section III, the sale or other disposition of any capital stock of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.


     G. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company upon conversion of any shares of the Preferred Stock, provided, however that the Company shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.


     H. The Company shall reserve, free from preemptive rights, out of its treasury stock or its authorized but unissued share of the Company's Common Stock or both, solely for the purpose of effecting the conversion of the shares of the Preferred Stock pursuant to this Section III a sufficient number of shares to provide for the conversion of all outstanding shares of the Preferred Stock.


IV.  Dividends

     The holder of each share of the Preferred Stock shall be entitled to receive, before any dividend shall be declared or paid upon or set aside for the Company's Common Stock, when and as declared by the Board of Directors of the Company, out of funds legally available for that purpose, quarterly dividends in cash at the rate of $ .20 per share per annum, and no more, Dividends on shares of the Preferred Stock shall be payable in quarter-annual installments on August 1, November 1, February 1, and May 1 in each year commencing May 1, 1994. Dividends on shares of the Preferred Stock shall be cumulative (whether or not there shill be net profits or net assets of the Company legally available for the payment of such dividends) so that if Full Cumulative Dividends (as hereinafter defined) upon the Preferred Stock to the end of the last completed Dividend Period (as hereinafter defined) have not been paid or declared and a sum sufficient for payment thereof set apart, then the amount of the deficiency in such dividends must be fully paid with an incremental dividend equal to 10% per annum of the aforesaid dividend from the date such dividend was due to the date such dividend is paid, or dividends in such amount must be declared on the shares of the Preferred Stock and a sum sufficient for the payment thereof must be set part for such payment, before any dividend may be declared or paid or any other distribution ordered or made upon the Company's Common Stock (other than a dividend payable in Common Stock) and before any sum or sums may be set aside for or applied to the purchase or redemption of any shares of any Common Stock or the Preferred Stock. All dividends declared upon the Preferred Stock shall be declared pro rata per share. Dividends accruing during each Dividend Period shall be payable on the next succeeding Dividend Payment Date (as hereinafter defined). Holders of shares of the Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the Full Cumulative Dividends at the rate set forth herein. No dividend or distribution shall be declared or made with respect to any other type or class of securities issued by the Company.

     For purposes of this Section IV:

     "Dividend Payment Date" means, as to each respective Dividend Period, the first day after the expiration of such Dividend Period.

     "Full Cumulative Dividends' means (whether or not in any Dividend Period, as any part thereof, in respect of which Such term is used there shall have been net profits or net assets of the Company legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Preferred Stock as provided herein for the period of time elapsed from the Closing Date to the date as of which Full Cumulative Dividends are to be computed.

     "Dividend Period" means each fiscal quarter or portion thereof during which the relevant share of the Preferred Stock is outstanding.

V.   Redemption

     A. The Company shall not have the right to redeem the Series A Preferred Stock prior to May 31, 1995. After May 31, 1995, the Company shall have the fight, at its option, to redeem all or any portion of the shares of Preferred Stock then outstanding at a price per share of $6.00 plus an amount equal to all accrued but unpaid dividends thereon and any incremental dividends or interest due thereon (the "Redemption Price"). If less than all outstanding shares o Preferred Stock then outstanding are redeemed, the Company shall redeem a like percentage of the shares of Preferred Stock held by each holder thereof.

     B. At least 30 days prior to the date of any such redemption (the "Redemption Date"), written notice thereof (the "Redemption Notice") shall be given by the Company by mail, postage prepaid, or by telex to non-United States residents, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice i given) of shares of Preferred Stock notifying such holder of the redemption. The Redemption Notice shall be addressed to each holder at his address as show by the records of the Company. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Ratio, all rights of holders of shares of Preferred Stock, except the right to receive the Redemption Price, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

     C. For each share of the Preferred Stock to be redeemed pursuant to Section
        V. A. hereof, the Company shall be obligated on the applicable Redemption Date to pay the holder thereof, upon surrender by such holder at the Company's principal office (or at such other place as may be designated by the Company) of the certificate or certificates representing such shares an amount in immediately available funds equal to the Redemption Ratio. It the funds of the Company legally available for the redemption o shares of the Preferred Stock on any Redemption Date are insufficient to redeem the number of shares to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum number of shares of the Preferred Stock ratably among the holders of the share to be redeemed based upon the respective aggregate Redemption Price of the shares held by each holder, and an amount equal to the balance that would have been payable to each such holder shall become an obligation of the Company to the respective holder, the amount of which shall bear simple interest at a floating rate equal to the prime rate of interest announced by Citibank, N. A. as in effect from time to time. At any time after such Redemption Date when additional funds of the Company are legally available for the redemption of such shares, such funds shall promptly be used to redeem the maximum number of shares of the Preferred Stock that the Company had become obligated to redeem but has not redeemed.


     D. The Company shall redeem the Shares of the Preferred Stock then outstanding to the extent set forth in a notice given by the holders of Preferred Stock pursuant to Section 8.3 of the Purchase Agreement between the Company and the holders of the Preferred Stock. The Company shall have 180 days after its receipt of such notice to make payment in full of the Redemption Ratio.

     IN WITNESS WHEREOF, Pet-Con Industries, Inc. has caused this Certificate to be signed by Michael G. Salerno, President and attested by Douglas E. Chamberlain, its Secretary, this 4th day of November, 1993.


                                               By: /s/ Michael G. Salerno
                                                   -----------------------------
                                                   Pet-Con Industries, Inc.
                                                   Michael G. Salerno, President

Attest: /s/ Douglas E. Chamberlaine
        -----------------------------
                  Secretary